EXHIBIT (i)

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-86016 and 333-95149 and 33-32503) pertaining to the MPSI Systems Inc. 1988 Stock Option Plan, the MPSI Systems Inc. 1998 Stock Plan, and the MPSI Systems Inc. Matching Investment Plan and this Schedule 13E-3 of MPSI Systems Inc. of our report dated January 23, 2004, with respect to the consolidated financial statements of MPSI Systems Inc. included in its Annual Report (Form 10-KSB, as amended) for the years ended December 31, 2003.

/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
June 9, 2004